Exhibit 99.1

Earth Science Tech, Inc Shares a Letter from the CEO on Recently Filed March 31, 2023, YE Report

“You don’t have to be great to start, but you do have to start to be great!”

Miami, FL, June 21, 2023, Earth Science Tech, Inc. (OTC: ETST) (“ETST” or “Company”), a holding entity currently focused on the health and wellness industry, today shares a letter from the Company’s CEO, Giorgio R. Saumat on the company’s recently filed March 31, 2023, YE Report.

Dear Shareholders and Investors,

On June 20, 2023, the Company filed its 10-K reporting its financial results for the year ended March 31, 2023.

2022 Fiscal Year Highlights:

●	During fiscal year 2022, the company retired approximately $1.5M, or 81% of the liabilities from the beginning of the fiscal year.
●	We consummated mergers with both our merger candidates, RxCompoundStore, LLC (“RxCompound”) and Peaks Curative, LLC (“Peaks”), making each entity a wholly owned subsidiary of the Company.
●	RxCompound’s hazardous compounding room commenced operations in the month of December 2022, improving sales by increasing product offerings to include hormonal creams.
●	RxCompound applied for and was granted dispensing licenses in 7 states, in addition to New York and its home state of Florida. RxCompound obtained pharmacy licenses in Colorado, New Jersey, Rhode Island, Arizona, Nevada, Delaware and Pennsylvania and can now fulfill prescriptions in each of those states.
●	The Company elected its first Independent Director of the Board, Jeff P.H. Cazeau.

Subsequent Highlights:

●	Peaks acquired the domain name PeakNow.Com and continues to grow its sales and increase offerings in the men’s sexual health segment.
●	RxCompound has applied for pharmacy licenses and is pending approval of licenses in the following states: Illinois, Utah and Georgia.
●	RxCompound received approval for its sterile compounding lab and began operations, including sales of sterile injectable prescriptions in May 2023.
●	RxCompound, created clearupskincare.com to develop and offer medical grade skincare products.
●	The Company created DocProtocol.com (“DocProtocol”) to offer patient specific protocols to doctors and wellness centers for their patients. The protocols are developed by highly respected functional medicine professionals, and we expect the majority of the prescriptions generated by DocProtocol to be fulfilled by RxCompound. Upon completion of the DocProtocol suite, the company intends to incorporate DocProtocol as a standalone, wholly owned subsidiary.

●	RxCompound created viagramia.com and mysexgummy.com to diversify our men’s health sales channels by offering rapid online telehealth consultations and fulfillment of ED prescriptions.
●	The company restructured a third-party convertible note into a manageable payment plan, reducing the amount owed and providing incentives for the company to prepay or accelerate payments. Consistent with our management team’s priorities, we expect to take advantage of these incentives.
●	The company’s largest/controlling shareholder has converted a total of $385,000 in promissory notes into equity, thereby improving the balance sheet further. After these conversions, the company no longer has any convertible notes outstanding.

While the 10-K reflects incredible improvement during the last Fiscal Year, it was only the first couple of steps of a much longer journey; however, those first couple of steps have already moved the company forward significantly. As I look forward to the end of the current first quarter on June 30th, based on the sales of the subsidiaries and their respective properties, I anticipate a significant growth in revenue and free cash flow.

As of today’s date, it is my opinion the company will not need any additional financing or equity sales, unless we undertake an acquisition, as the operations of the subsidiaries are proving they will generate sufficient cash to service all existing debts and future operations.

Lastly, I want to say thank you to all stakeholders in ETST. I know an organization is only as strong as its management and employees; we are exceptionally strong in both. I appreciate your patience as we assembled the pieces to be successful, and I now believe we are on a path to becoming a great company.

Sincerely,

Giorgio R. Saumat

Chairman & CEO

About Earth Science Tech, Inc.

Earth Science Tech, Inc. is a holding entity currently in compounding pharmaceuticals and telemedicine through its wholly owned subsidiaries RxCompoundStore.com, LLC., Peaks Curative, LLC. and Earth Science Foundation, Inc.

To learn more, please visit: www.EarthScienceTech.com

RxCompoundStore.com, LLC.

RxCompound is a complete compounding pharmacy. RxCompound is currently licensed to fulfill prescriptions in the states of Florida, New York, New Jersey, Delaware, Pennsylvania, Rhode Island, Nevada, Colorado, and Arizona. RxCompound is in the application process to obtain licenses in the remaining states in which it is not yet licensed to fulfill prescriptions.

To learn more please visit: www.RxCompoundStore.com

About Peaks Curative, LLC.

Peaks is a telemedicine referral site focused on men’s health. Peaks’ orders are exclusively fulfilled by RxCompound. Patients who order Peaks via monthly subscription receive their refills automatically. Currently, Peaks is focused on Men’s health, and, more specifically, ED. The company intends to expand offerings to include over the counter (“OTC”) (non-prescription) products such as supplements and topicals. The OTC products will be custom manufactured or fulfilled through partnered companies under the Peaks brand and offered worldwide.

To learn more please visit: www.PeaksCurative.com

About Earth Science Foundation, Inc.

Earth Science Foundation Inc. is a favored entity of the Company, effectively being a non-profit organization that was incorporated on February 11, 2019, and is structured to accept grants and donations to help those in need of assistance in paying for prescriptions.

SAFE HARBOR ACT: Forward-Looking Statements are included within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, listing on the CSE, including words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements and involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Nickolas S. Tabraue

Chief Compliance Officer

(786) 375-7281

Nick@earthsciencetech.com